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                                                                   EXHIBIT 11.1


                               IRIDEX CORPORATION

                       COMPUTATION OF NET INCOME PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                          JUNE 30,               JUNE 30,
                                                                    ------------------      ------------------
                                                                     1996        1995        1996        1995
                                                                    ------      ------      ------      ------
Weighted average shares outstanding
   Common stock ..............................................       6,336       1,263       4,256       1,217
   Conversion of preferred stock .............................          --       2,837       1,419       2,837
   Common equivalent shares pursuant to Staff Accounting            ------      ------      ------      ------
Bulletin No. 83(2) ...........................................          --         273         273         273
   Conversion of stock options under the treasury stock method         422         176         279         210
                                                                    ------      ------      ------      ------
Weighted average common shares and equivalents ...............       6,758       4,549       6,227       4,537
                                                                    ======      ======      ======      ======
Net income ...................................................      $  182      $  181      $  407      $  404
Net income per share .........................................      $ 0.03      $ 0.04      $ 0.07      $ 0.09
                                                                    ======      ======      ======      ======

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(1)      There is no difference between primary and fully diluted net income per share.

(2) Pursuant to Securities & Exchange Commission's Staff Accounting Bulletin No. 83, all securities issued during the period from January 17, 1995 through the filing date of the initial public offering (January 16,1996), are included in the calculation of Common Stock equivalents as if outstanding for all periods prior to the effective date of the initial public offering (February 15, 1996), even if anti-dilutive. The Common Stock warrants of stock options are computed using the Treasury Stock Method, using the estimated initial public offering price and applicable exercise prices.


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